UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1)*

STRATUS PROPERTIES INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

863167102

(CUSIP Number)

June 14, 2000

(Date of Event Which Requires Filing of this Statement)

The filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13D-1(b)(3) or (4), YES [X] NO [ ].

Check the following box if a fee is being paid with this statement [ ].

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

          --------------------

   (1)     NAMES OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
           Carl E. Berg

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   (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) /   /
                                                                    (b) /   /
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   (3)     SEC USE ONLY

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   (4)     CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
           --------------------------------------------------------------------
                        (5)      SOLE VOTING POWER
   NUMBER OF                         2,058,000
   SHARES               -------------------------------------------------------
   BENEFICIALLY         (6)      SHARED VOTING POWER
   OWNED 13Y                         0
   EACH                 -------------------------------------------------------
   REPORTING            (7)      SOLE DISPOSITIVE POWER
   PERSON WITH                       2,058,000
                        -------------------------------------------------------
                        (8)      SHARED DISPOSITIVE POWER
                                        0

                        -------------------------------------------------------

   (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                2,058,000 Shares

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  (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
           SHARES

                                    /   /
           --------------------------------------------------------------------

  (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                15%

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  (12)     TYPE OF REPORTING PERSON*
                IN

           --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934


ITEM l(a). Name of Issuer:

                                       STRATUS PROPERTIES INC.

ITEM l(b). Address of Issuer's Principal Executive Offices:

                                       98 SAN JACINTO BOULEVARD, SUITE 220
                                       AUSTIN, TEXAS 78701

ITEM 2(a) Name of Person Filing:

                                       CARL E. BERG

ITEM 2(b) Address of Princical Business Office or, if none, Residence:

                                       10050 BANDLEY DRIVE
                                       CUPERTINO, CA 95014

ITEM 2(c)    Citizenship:

                                       UNITED STATES OF AMERICA

ITEM 2(d) Title of Class of Securities:

                                       COMMON STOCK

ITEM 2(e) CUSIP Number:

                                       863167102

ITEM  3. If This Statement is Filed  Pursuant to Rule  l3d-1(b),  or 13d-2(b) or
      (c), Check Whether the Person Filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

(b) [ ] Bank as defined in Section 3(a) (6) of the Exchange Act.

(c) [ ] Insurance company as defined in Section 3(a) (19) of the Exchange Act.

(d) [ ] Investment company registered under Section 8 of the Investment Company Act.

(e) [ ] An investment advisor in accordance with Rule 13d-1(b) (1) (ii) (E).

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b) (1) (ii) (F).

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b) (1) (ii) (G).

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i) [ ] A church plan that is excluded from the definition of an investment: company under Section 3(c)(14) of the Investment Company Act.

(j) [ ] Group, in accordance with Rule l3d-l(b)(1)(ii)(J).

If this statement: is filed pursuant to Rule 13d-1c, check this box ___.

ITEM 4. OWNERSHIP

        (a)  Amount Beneficially Owned:                      2,058,000 Shares

        (b)  Percent of Class:                                 15%

        (c)  Number of shares as to which such person has:

           (i) sole power to vote or to direct the vote:     2,058,000 Shares

          (ii) shared power to vote or to direct the vote:      0

         (iii) sole power to dispose or to direct the disposition of:  2,058,000

          (iv) shared power to dispose or to direct the disposition of: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           NOT APPLICABLE

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
           THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

           NOT APPLICABLE

ITEM 10. CERTIFICATION

       (a) BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      March 17, 2000


                         CARL E. BERG

                         By: /s/ CARL E. BERG
                       -----------------------------